Exhibit 99.1

FOR IMMEDIATE RELEASE

April 10, 2019	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS FISCAL 2019 Q2 SAME STORE SALES
Bad Daddy’s Same Store Sales Increase 1.3%

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that same store sales at its Bad Daddy’s concept increased 1.3% during the quarter over the prior year’s increase of 0.2%, which includes the loss of the equivalent of twelve restaurant operating days caused by restaurant closures in Colorado due to the “Bomb Cyclone” weather event on March 13th. Adjusted for those lost restaurant operating days, same store sales would have increased 1.8% during the quarter. Same store sales for its Good Times’ brand decreased 7.5% during the quarter over the prior year’s increase of 7.1% in the same quarter. Adjusted for the thirty lost restaurant operating days due to closures associated with the March 13th weather event and extended power outages at two restaurants, Good Times same store sales would have declined 5.9%.

Boyd Hoback, President & CEO, said “We continue to see healthy same store sales growth in our Bad Daddy’s brand, even with the loss of sales due to harsher weather that has caused store closures in both our first and second quarters. Good Times continued to be significantly impacted by the much more inclement weather in Colorado (both in temperature and precipitation) versus last year and we attribute most, if not all, of the same store sales decline this year to the unfavorable weather. Importantly, when we compare favorably on weather our same store sales bounce back, as they have subsequent to the end of the quarter with our first stretch of warmer weather. At the beginning of the quarter we opened our thirty-fifth Bad Daddy’s restaurant, our fourth in the Raleigh, North Carolina market, which is performing well above our system average unit volume.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 35 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick service restaurant chain consisting of 35 Good Times Burgers & Frozen Custard restaurants, located primarily in Colorado.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 25, 2018 filed with the SEC. Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:

Boyd E. Hoback, President and CEO (303) 384-1411

Ryan Zink, CFO (303) 384-1432

Christi Pennington (303) 384-1440